UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.   20549
_____________________________________________

FORM SD
SPECIALIZED DISCLOSURE REPORT

For the Calendar Year Ended December 31, 2015

Commission File No. 0-21820

____________________________________________

KEY TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Oregon (State or jurisdiction of incorporation or organization)	93-0822509 (I.R.S. Employer Identification No.)

150 Avery Street
Walla Walla, Washington 99362
(Address of principal executive offices and zip code)

Jeffrey T. Siegal
(509)  529-2161
(Registrant's contact and telephone number, including area code)
_____________________________________________

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒     Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

KEY TECHNOLOGY, INC. AND SUBSIDIARIES
FORM SD FOR THE CALENDAR YEAR ENDED DECEMBER 31, 2015

SECTION 1. CONFLICT MINERALS DISCLOSURE
Item 1.01 Conflict Minerals Disclosure and Report
Conflict Minerals Disclosure

This Form SD of Key Technology, Inc. (the "Company") is filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2015 to December 31, 2015. A copy of the Company's 2015 Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD, and is publicly available at: www.key.net/investors/governance.

Item 1.02 Exhibit
A copy of the Company's 2015 Conflict Minerals Report is provided as Exhibit 1.01 hereto, as required by Items 1.01 and 1.02 of this Form SD, and is publicly available at www.key.net/investors/governance. The information contained on our website is not incorporated by reference into this Form SD or our Conflict Minerals Report and should not be considered part of this report or the Conflict Minerals Report.

SECTION 2. EXHIBITS
Item 2.01 Exhibits

Exhibit 1.01 - Key Technology, Inc. 2015 Conflict Minerals Report

KEY TECHNOLOGY, INC. AND SUBSIDIARIES
SIGNATURES

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KEY TECHNOLOGY, INC.
(Registrant)

Date:	May 27, 2016	By: /s/ Jeffrey T. Siegal
Jeffrey T. Siegal
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.01	Key Technology, Inc. 2015 Conflict Minerals Report